UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 9, 2017

Date of Report (Date of earliest event reported)

ADESTO TECHNOLOGIES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-37582	16-1755067
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3600 Peterson Way, Santa Clara, CA 95054

(Address of principal executive offices) (Zip Code)

(408) 400-0578

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 13, 2017, Adesto Technologies Corporation (the “Company”) entered into a First Business Financing Modification Agreement dated as of December 30, 2016 (the “Amendment”) by and between Western Alliance Bank, an Arizona corporation, as lender (the “Lender”), and the Company, as borrower, amending that certain Business Financing Agreement, dated as of July 7, 2016, by and between the Company and the Lender (the “Business Financing Agreement”).

The Amendment amends the Business Financing Agreement by, among other things:

•	amending a negative covenant so as not to permit the ratio of (i) the balance of unrestricted cash at Lender, plus the Company’s Eligible Receivables (as defined in the Business Financing Agreement), net of reserve to (ii) the aggregate amount of Advances (as defined in the Business Financing Agreement) owing from the Company to the Lender to be less than 1.15 for 1.00 at any time;

•	reducing the required minimum aggregate balance in the deposit account pledged by the Company to the Lender from 115% to 100.3542% of the of the total amounts owing with respect to the Term Loan (as defined in the Amendment), together with all proceeds and substitutions thereof, all interest paid thereon (provided, however, that the Company shall use its best efforts to maintain such minimum aggregate balance at 115% of such amounts);

Under the Amendment, the Lender also waived the Company’s defaults under the Business Financing Agreement due to its failure to maintain the minimum daily Liquidity Ratio (as defined in the Business Financing Agreement) during the months of August, September, October and November 2016.

In connection with the Amendment, the Company paid the Lender a modification fee in the amount of $20,000.

The description of the Amendment contained herein does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 9, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved a bonus plan for 2017 (“Bonus Plan”) for certain executive officers of the Company, including the named executive officers of the Company listed in the Company’s definitive proxy statement for its 2016 Annual Meeting of Stockholders, Narbeh Derhacobian, President and Chief Executive Officer, Ron Shelton, Chief Financial Officer, and Ishai Naveh, Vice President, Business Development. In addition, the Committee also approved target bonus amounts under the Bonus Plan for Messrs. Derhacobian, Shelton, and Naveh equal to 35%, 35% and 25% of his total base salary for 2017, respectively (each, the “on-target bonus payment”).

Under the Bonus Plan, following completion of 2017, participants are eligible to receive a bonus equal to the applicable on-target bonus payment multiplied by the Bonus Multiplier (as defined below), in each case based on attainment of performance objectives derived from the Company’s financial plan for the 2017 and the non-financial management and business objectives (“MBOs”) established for each participant. The “Bonus Multiplier” (which may be less than or more than 100%) is calculated as follows:

((Financial objective weighting x (Financial objective performance percentage)) + MBO performance percentage

Under the Bonus Plan, the financial objective weighting is 70% for Messrs. Derhacobian and Shelton and 60% for Mr. Naveh, with the balance weighting percentage allocated to MBOs (which in the aggregate may not exceed 100% of such percentage). The financial objectives for all are expressed in terms of revenue, gross margin, and adjusted EBITDA (as defined in the Company’s earnings releases) and are measured independently and weighted at target level at 35% (53.8% maximum), 35% (53.8% maximum) and 30% (60.0% maximum), respectively. Specific MBOs for each participant are established by the Committee to align with the Company’s operational and strategic objectives and participant’s area of responsibility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADESTO TECHNOLOGIES CORPORATION

Date: February 15, 2017	By:	/s/ Ron Shelton
Name: Ron Shelton
Title: Chief Financial Officer and Secretary